Exhibit 99.1

China GengSheng Receives Delinquency Letter from NYSE MKT

GONGYI, China, May 24, 2013 /PRNewswire-FirstCall/ -- China GengSheng Minerals, Inc. (NYSE MKT: CHGS) (the "Company" or "GengSheng"), a leading China-based high-tech industrial materials manufacturer producing heat-resistant, energy-efficient materials for a variety of industrial applications, today announced it received a letter from NYSE MKT LLC (“NYSE MKT” or the “Exchange”) on May 21, 2013 notifying the Company that it is not in compliance with Section 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) because the Company has yet to file it Form 10-Q for the quarter ended March 31, 2013.

Receipt of the NYSE MKT's letter does not have any immediate effect upon the listing of the Company's common stock. Pursuant to the NYSE MKT's rules, the Company has until June 4, 2013 to submit a plan advising the NYSE MKT of actions it has taken, or will take, that will bring the Company into compliance with Sections 134 and 1101 of the Company Guide by no later than August 15, 2013.

As previously disclosed by the Company, the Company experienced delay in closing its books for the quarter ended March 31, 2013 because of turnover in some of its accounting staff in China. It nevertheless is working diligently to finalize its financial statements and aims to file its Form 10-Q no later than June 14, 2013.

The Company will submit to the NYSE MKT a compliance plan to this effect, as referred to in the previous paragraph.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 170 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, Henan GengSheng High Temperature Materials Co., Ltd. and Henan Yuxing Proppant Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

For more information, please contact:

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
ir@gengsheng.com
+86-371-6405-9846